Exhibit 10.9.2

Amendment No. 1 to

Research, License and Option Agreement

(“Amendment No. 1”)

Amendment No. 1	Date: November 5, 2017

Name of Original Agreement:	Research, License and Option Agreement (the “Original Agreement,” and together with any previous amendments which may be described below, the “Agreement”)

Effective Date of Original Agreement:	May 5th, 2016 (“Effective Date”)

Parties:	Pfizer Inc. (“Pfizer”) and Wave Life Sciences Ltd. (“Wave”)

Dates of Previous Amendment(s):	None.

WHEREAS, the parties hereto desire to amend certain terms of the Agreement in order to provide for an extension of the period of time to nominate the Additional Programs,

NOW, THEREFORE, in order to accommodate the desired amendment(s), the parties hereby agree as follows:

1.	Defined Terms. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement.

2.	Amendment(s) to the Agreement.

2.1.	Section 4.1.2 of the Agreement is hereby revised and replaced to read, in its entirety, as follows:

“Additional (3) Programs.  Pfizer will have the right (but not the obligation) to designate up to three (3) additional therapeutic targets, all three (3) of which will be hepatic targets directed toward hepatic therapeutic conditions (each, an “Additional Program”).    The total of up to three (3) Additional Programs will be designated by Pfizer by written notice to Wave within twenty four (24) months after the Effective Date.  The Additional Programs may be against any hepatic target directed toward hepatic therapeutic conditions of Pfizer’s choosing, provided that such hepatic target is not a Wave Reserved Target listed in Exhibit D and is not at the time of designation either: (1) the subject of a bona fide on-going Wave internal research program; or (2) the subject of a bona fide existing collaboration, license, option or asset purchase agreement between Wave and a Third Party.  Each such Additional Program may include Pfizer Technology or Wave Hepatic Targeting Technology, at Pfizer’s election”

3.

Ratification of the Agreement.  Except as expressly set forth in Article 2 above, the Agreement shall remain unmodified and in full force and effect.  The execution, delivery and effectiveness of this Amendment No. 1 shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the parties to the Agreement, nor constitute a waiver of any provision of the Agreement.

4.

Counterparts. This Amendment No. 1 may be executed in any number of counterparts, each of which shall be an original instrument and all of which, when taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the duly authorized representatives of Pfizer andWave have executed this Amendment No. 1 as of the date first above written.

Wave Life Sciences Ltd.		Pfizer Inc.

By:	/s/ Paul Bolno	By:	/s/ Morris J. Birnbaum

Print Name:	Paul Bolno	Print Name:	Morris J. Birnbaum

Title:	President and CEO	Title:	SVP, CSO, Internal Medicine
	(Duly authorized)		(Duly authorized)